EXHIBIT 99.1

For Immediate Release: November 14, 2018

Media Contacts:

Diana Keary
Griffin Capital Company, LLC
dkeary@griffincapital.com
949-270-9303

Ben Rosner
Finsbury Associate Director
ben.rosner@finsbury.com
646-805-2085

Griffin Capital Essential Asset REIT® II Reports
2018 Third Quarter Results

EL SEGUNDO, Calif. (November 14, 2018) - Griffin Capital Essential Asset REIT II, Inc. (the “REIT") announced its operating results for the quarter ended September 30, 2018.

“We continue to rely on the core strengths of our portfolio which allow us to execute on an investment strategy that provides investors with consistent income generated from our high-quality corporate tenants,” said Michael Escalante, Chief Investment Officer, Griffin Capital and Director and President of the REIT.
As of September 30, 2018, our portfolio consisted of 27 properties (35 buildings) encompassing approximately 7.3 million square feet of space in 17 states.
Highlights and Accomplishments in Third Quarter 2018 and Results as of September 30, 2018:

Portfolio Overview

•	The total capitalization(1) of our portfolio was approximately $1.3 billion.

•	Our weighted average remaining lease term was approximately 9.6 years with average annual rent increases of approximately 2.4%.

•	Our portfolio is 100% leased and occupied(2).

•
Approximately 75.8% of our portfolio’s net rental revenue(3) was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade credit ratings(4).

Financial Results

•	Total revenue for the quarter ended September 30, 2018 was approximately $26.7 million, compared to $27.3 million for the quarter ended September 30, 2017.

•
Net loss attributable to common stockholders was approximately $(0.8) million or $(0.01) per basic and diluted share for the quarter ended September 30, 2018, compared to net income attributable to common stockholders of $3.1 million or $0.04 per basic and diluted share for the same period in 2017.

•	As of September 30, 2018, the ratio of debt to total real estate acquisition value was 43.7%.

Non-GAAP Measures

•
Adjusted funds from operations, or AFFO, was approximately $8.4 million and $10.3 million for the quarters ended September 30, 2018 and 2017, respectively. Funds from operations, or FFO(5), was approximately $10.5 million and $14.3 million for the quarters ended September 30, 2018 and 2017, respectively. Please see the financial reconciliation tables and notes at the end of this release for more information regarding AFFO and FFO.

•
Our Adjusted EBITDA, as defined per our amended and restated credit agreement, was approximately $17.4 million for the quarter ended September 30, 2018 with both a fixed charge and interest coverage ratio of 3.70. Please see the financial reconciliation tables and notes at the end of this release for more information regarding Adjusted EBITDA and related ratios.

About Griffin Capital Essential Asset REIT II
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered, non-traded REIT focused on acquiring a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type, and lease duration. As of September 30, 2018, Griffin Capital Essential Asset REIT II, Inc. has acquired 35 office and industrial buildings totaling approximately 7.3 million rentable square feet and asset acquisition value of approximately $1.1 billion. Griffin Capital Essential Asset REIT II, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital Company, LLC ("Griffin Capital").

About Griffin Capital Company, LLC
Griffin Capital is a leading alternative investment asset manager that owns, manages, or co-sponsors approximately $11.2 billion* in assets. Founded in 1995, the privately held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22.0 billion.

The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises. Additional information is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures. As of September 30, 2018.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the "SEC"). This is neither an offer nor a solicitation to purchase securities.

______________________________
1 Total capitalization includes the outstanding debt balance, plus total equity raised in our public offerings, net of redemptions.
2 There is no guarantee that our properties will remain 100% leased and occupied.
3 Net rent is based on (a) the contractual base rental payments assuming the lease requires the tenant to reimburse us for certain operating expenses or the property is self-managed by the tenant and the tenant is responsible for all, or substantially all, of the operating expenses; or (b) contractual rent payments less certain operating expenses that are our responsibility for the 12-month period subsequent to September 30, 2018, and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.
4 Approximately 75.8% of our portfolio's net rental revenue was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade ratings or what management believes are generally equivalent ratings. Of the 75.8% investment grade tenant ratings, 64.0% is from Nationally Recognized Statistical Rating Organization (NRSRO) credit rating, with the remaining 11.8% being from a non-NRSRO, but having a rating that we believe is generally equivalent to an NRSRO investment grade rating. Bloomberg’s default risk rating is one example of a non-NRSRO rating.
5 FFO, as described by National Association of Real Estate Investment Trusts ("NAREIT"), is adjusted for non-controlling interest distributions.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	September 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$33,786	$33,164
Restricted cash	14,642	12,886
Real estate:
Land	122,482	122,482
Building and improvements	819,079	815,721
Tenant origination and absorption cost	240,364	240,364
Construction in progress	132	299
Total real estate	1,182,057	1,178,866
Less: accumulated depreciation and amortization	(117,288)	(83,905)
Total real estate, net	1,064,769	1,094,961
Intangible assets, net	3,016	3,294
Due from affiliates	1,128	686
Deferred rent	29,851	22,733
Other assets, net	6,862	12,224
Total assets	$1,154,054	$1,179,948
LIABILITIES AND EQUITY
Total debt	$481,573	$481,848
Restricted reserves	13,310	13,368
Distributions payable	1,772	1,689
Due to affiliates	18,988	16,896
Below market leases, net	47,506	51,295
Accrued expenses and other liabilities	21,765	19,903
Total liabilities	584,914	584,999
Common stock subject to redemption	37,401	32,405
Stockholders' equity:
Common Stock, $0.001 par value - Authorized: 800,000,000; 77,760,266 and 77,175,283 shares outstanding in the aggregate, as of September 30, 2018 and December 31, 2017, respectively	77	76
Additional paid-in capital	657,756	656,705
Cumulative distributions	(114,510)	(82,590)
Accumulated deficit	(13,102)	(12,672)
Accumulated other comprehensive income	310	949
Total stockholders' equity	530,531	562,468
Noncontrolling interests	1,208	76
Total equity	531,739	562,544
Total liabilities and equity	$1,154,054	$1,179,948

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Rental income	$21,928	$22,926	$65,854	$67,211
Property expense recovery	4,785	4,423	13,945	12,671
Total revenue	26,713	27,349	79,799	79,882
Expenses:
Property operating	1,866	1,787	5,598	4,886
Property tax	2,449	2,511	7,521	7,244
Property management fees to affiliates	456	452	1,365	1,347
Asset management fees to affiliates	—	2,485	—	8,026
Advisory fees to affiliates	2,346	273	6,970	273
Performance distribution allocation to affiliates	2,084	213	6,200	213
General and administrative	775	831	2,446	2,736
Corporate operating expenses to affiliates	806	566	2,168	1,679
Depreciation and amortization	11,252	11,236	33,383	32,710
Total expenses	22,034	20,354	65,651	59,114
Income before other income (expenses)	4,679	6,995	14,148	20,768
Other income (expense):
Interest expense	(5,464)	(3,997)	(14,775)	(11,445)
Other income, net	28	101	196	265
Net (loss) income	(757)	3,099	(431)	9,588
Net loss (income) attributable to noncontrolling interests	1	(1)	1	(3)
Net (loss) income attributable to common stockholders	$(756)	$3,098	$(430)	$9,585
Net (loss) income attributable to common stockholders per share, basic and diluted	$(0.01)	$0.04	$(0.01)	$0.13
Weighted average number of common shares outstanding, basic and diluted	78,034,852	76,157,963	77,594,234	75,441,620
Distributions declared per common share	$0.14	$0.14	$0.42	$0.42

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
Funds from Operations and Adjusted Funds from Operations
(Unaudited)
Funds from Operations and Adjusted Funds from Operations
Our management believes that historical cost accounting for real estate assets in accordance with generally accepted accounting principle ("GAAP") implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient.
Management is responsible for managing interest rate, hedge and foreign exchange risks. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance.
In order to provide a more complete understanding of the operating performance of a REIT, the NAREIT promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
Beginning with the three months ended March 31, 2018, we are now using Adjusted Funds from Operations (“AFFO”) as a non-GAAP financial measure to evaluate our operating performance. We previously used Modified Funds from Operations as a non-GAAP measure of operating performance. Management elected to replace the Modified Funds from Operations ("MFFO") measure with AFFO, as management believes AFFO provides investors with an operating performance measure that is consistent with the performance models and analysis used by management, including the addition of non-cash performance distributions not defined in the calculation of MFFO. In addition, AFFO is a measure used among our peer group, which includes daily Net Asset Value ("NAV") REITs. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.
Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of the Company's operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of AFFO based on the following economic considerations:

•
Revenues in excess of cash received, net. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these contractual periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of straight-line rent to arrive at AFFO as a means of determining operating results of our portfolio. In addition, when applicable, in conjunction with certain acquisitions, we may enter into a master escrow or lease agreement with a seller, whereby the seller is obligated to pay us rent pertaining to certain spaces impacted by existing rental abatements. In accordance with GAAP, these proceeds are recorded as an adjustment to the allocation of real estate assets at the time of acquisition, and, accordingly, are not included in revenues, net income, or FFO. This application results in income recognition that can differ significantly from current contract terms. By adjusting for this item, we believe AFFO is reflective of the realized economic impact of our leases (including master agreements) that is useful in assessing the sustainability of our operating performance.

•
Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management's estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. As amortization of in-place lease valuation is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization to arrive at AFFO as a means of determining operating results of our portfolio.

•
Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP are capitalized and included as part of the relative fair value when the property acquisition meets the definition of an asset acquisition or are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss), for property acquisitions accounted for as a business combination. By excluding acquisition-related costs, AFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to the AFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from AFFO provides investors with supplemental performance information that is consistent with the performance models and analyses used by management.

•
Gain or loss from the extinguishment of debt. We use debt as a partial source of capital to acquire properties in our portfolio. As a term of obtaining this debt, we will pay financing costs to the respective lender. Financing costs are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire properties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required to write off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt. Management believes that this loss is considered an event not associated with our operations, and therefore, deems this write-off to be an exclusion from AFFO.

•
Unrealized gains (losses) on derivative instruments. These adjustments include unrealized gains (losses) from mark-to-market adjustments on interest rate swaps and losses due to hedge ineffectiveness. The change in the fair value of interest rate swaps not designated as a hedge and the change in the fair value of the ineffective portion of interest rate swaps are non-cash adjustments recognized directly in earnings and are included in interest expense.  We have excluded these adjustments in our calculation of AFFO to more appropriately reflect the economic impact of our interest rate swap agreements.

•
Performance distribution allocation. Our Advisor holds a special limited partner interest in our operating partnership that entitles it to receive a special distribution from our operating partnership equal to 12.5% of the total return, subject to a 5.5% hurdle amount and a high-water mark, with a catch-up. At the election of the advisor, the performance distribution allocation may be paid in cash or Class I units in our operating partnership. We believe that the distribution, to the extent it is paid in cash, is appropriately included as a component of corporate operating expenses to affiliates and therefore included in FFO and AFFO. If, however, the special distribution is paid in Class I units, management believes the distribution would be excluded from AFFO to more appropriately reflect the on-going portfolio performance and our ability to sustain the current distribution level.

For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. The use of AFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.
Our calculation of FFO and AFFO is presented in the following table for the three and nine months ended September 30, 2018 and 2017 (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net (loss) income	$(757)	$3,099	$(431)	$9,588
Adjustments:
Depreciation of building and improvements	5,153	5,137	15,284	15,053
Amortization of leasing costs and intangibles	6,099	6,099	18,099	17,657
FFO	$10,495	$14,335	$32,952	$42,298
Distributions to noncontrolling interests	(20)	(3)	(51)	(8)
FFO, net of noncontrolling interest distributions	$10,475	$14,332	$32,901	$42,290
Reconciliation of FFO to AFFO
FFO, net of noncontrolling interest distributions	$10,475	$14,332	$32,901	$42,290
Adjustments:
Revenues in excess of cash received, net	(1,412)	(2,857)	(4,544)	(8,006)
Amortization of below market rent, net	(1,183)	(1,183)	(3,511)	(3,389)
Unrealized loss (gain) on derivatives	—	19	77	60
Performance distribution adjustment	521	—	3,607	—
AFFO	$8,401	$10,311	$28,530	$30,955

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
Adjusted EBITDA
(Unaudited)
(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
ADJUSTED EBITDA(1):
Net income/(loss)	$(757)	$3,099	$(431)	$9,588
Depreciation and amortization	11,252	11,236	33,383	32,710
Interest expense	4,699	3,620	13,146	10,321
Unused commitment fee	354	78	648	238
Unrealized loss (gain) on swap	—	19	77	60
Amortization - Deferred financing costs	411	280	981	826
Amortization - In-place lease	(1,183)	(1,183)	(3,511)	(3,389)
Income taxes	(50)	(76)	176	100
Asset management fees	2,346	2,758	6,970	8,299
Performance distribution	2,084	213	6,200	213
Property management fees	463	455	1,387	1,369
Deferred rent	(1,904)	(4,498)	(7,118)	(13,227)
	17,715	16,001	51,908	47,108
Less: Capital reserves	(334)	(334)	(1,002)	(989)
Adjusted EBITDA (per credit facility)	$17,381	$15,667	$50,906	$46,119

Interest expense (excluding unused commitment fee)	$4,699	$3,620	$13,146	$10,321

Interest Coverage Ratio(2)	3.70	4.33	3.87	4.47
Fixed Charge Coverage Ratio(3)	3.70	4.33	3.87	4.47

(1)
Adjusted EBITDA, as defined in our amended and restated credit agreement, is calculated as net income before interest, taxes, depreciation and amortization (EBITDA), plus acquisition fees and expenses, asset and property management fees, straight-line rents and in-place lease amortization for the period, further adjusted for acquisitions that have closed during the quarter and certain reserves for capital expenditures.

(2)	Interest coverage is the ratio of interest expense as if the corresponding debt was in place at the beginning of the period to adjusted EBITDA.

(3)
Fixed charge coverage is the ratio of principal amortization for the period plus interest expense as if the corresponding debt were in place at the beginning of the period plus preferred unit distributions as if in place at the beginning of the period over adjusted EBITDA.